UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/27/2007

TRIMERIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On June 27, 2007, Trimeris, Inc. (the "Company") was notified by two of its directors, Jeffrey M. Lipton and E. Gary Cook that they would not stand for re-election and were retiring from the Board of Directors effective at the 2007 Annual Meeting of Trimeris Stockholders. Mr. Lipton currently serves as Chairman of the Board of Directors, Chairman of the Nomination and Governance Committee and is a member of the Audit and Finance Committee. Mr. Cook currently serves as Chairman of the Compensation Committee and is a member of the Audit and Finance Committee.

(d)        Also on June 27, 2007, the Company appointed two new independent directors to the Company's Board of Directors, Stephen R. Davis and Barry D. Quart, Pharm.D.   Both Mr. Davis and Dr. Quart were also appointed to the Audit and Finance Committee of the Company's Board of Directors. In connection with their appointment to the Board of Directors, each new director was granted 20,000 stock options.   As non-management directors, Mr. Davis and Dr. Quart will receive an annual cash retainer of $15,000 and an additional $1,000 per year each for serving as a member of the Audit and Finance Committee. In addition, non-management directors receive $1,500 per meeting of the Board of Directors (face-to-face meetings only). Non-management directors are reimbursed for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board.

Since January 1, 2006, the Company has not engaged in any reportable transactions with either Mr. Davis or Dr. Quart.

Item 8.01.    Other Events

On June 29, 2007, the Company issued a press release announcing the appointment of two new directors to the Company's Board of Directors, Stephen R. Davis and Barry D. Quart, Pharm.D. In addition, the Company also announced that two of the Company's current directors, Jeffrey M. Lipton and E. Gary Cook were retiring from the Board of Directors effective at the 2007 Annual Meeting of Trimeris Stockholders. The press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhbit 99.1 Press release dated June 29, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

Date: July 03, 2007	By:	/s/ E. Lawrence Hill, Jr.
E. Lawrence Hill, Jr.
Chief Operating Officer and President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated June 29, 2007